Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in Registration Statement Nos. 333-104835, 333-104458, 333-88382, 333-35318, 333-35208, 333-86113, 333-09721, 333-01649, 333-01651 and 033-60259 on Form S-8 of our reports dated March 2, 2005 relating to the financial statements of West Coast Bancorp and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of West Coast Bancorp for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Portland, Oregon
March 2, 2005